Transition Agreement

July 7, 1999

It is agreed as of this date between Dr. Jane Enterprises (DJE) and Trilogy International, Inc. (Trilogy) the following:

As of August 31, 1999:

DJE will cease all sales of Dr. Jane Products.

Trilogy will acquire all remaining inventory of Dr. Jane products in the care custody and/or control of DJE.

As consideration for said inventory Trilogy will assume the debt of DJE to Pharma Chemie and Professional Pet Products up to an amount not to exceed a total of both debts of $9,000.

All orders for Dr. Jane Products received by DJE subsequent to August 31, 1999 will be forwarded by DJE to Trilogy International together with payment for any such orders.

So long as Trilogy International has remaining inventory of Dr. Jane Products on hand, such orders will be filled and shipped by Trilogy.

Other than that inventory on hand acquired by Trilogy from DJE as described above, no additional Dr. Jane products will be ordered or purchased by Trilogy.

If orders are received by DJE and forwarded to Trilogy subsequent to the exhaustion of said inventory, customers will be contacted by Trilogy and offered Trilogy products.

----------------------------                     ------------------------------
James Rapp, President                              Carol Berardi, President
Dr. Jane Enterprises                               Trilogy International, Inc.



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